SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 4)*

LL & E ROYALTY TRUST

(Name of Issuer)

UNITS OF BENEFICIAL OWNERSHIP

 (Title of Class of Securities)

502003106

 (CUSIP Number)

January 12, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)

Rule 13d-1(c)

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 502003106                                             13G                                             Page 2 of 10 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) JEFF BECKETT
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,185,018
	6	SHARED VOTING POWER 3,635,518
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,635,518
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.13%
12		TYPE OF REPORTING PERSON INDIVIDUAL

(1)

Of the shares being reported in this report on FORM SC 13G/A, 1,219,329 were previously reported in a filing with the Securities & Exchange Commission on February 12, 2010 under the incorrect filer CIK, but with the correct reporting persons name. Mr. Beckett herein discloses his total aggregate ownership as 1,900,000 shares of common stock as of the date of this filing.

CUSIP No. 502003106                                             13G                                             Page 3 of 10 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey Beckett beneficiary of James Beckett IRA
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 110,500
	6	SHARED VOTING POWER 3,635,518
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,635,518
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.13%
12		TYPE OF REPORTING PERSON INDIVIDUAL

CUSIP No. 502003106                                             13G                                             Page 4 of 10 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Hayley J Beckett & Jeffrey R Beckett JT Ten
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 130,000
	6	SHARED VOTING POWER 3,635,518
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,635,518
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.13%
12		TYPE OF REPORTING PERSON INDIVIDUAL

CUSIP No. 502003106                                             13G                                             Page 5 of 10 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey R Beckett As Custodian for Jaimee Carolyn Beckett UTMA Mi
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 105,000
	6	SHARED VOTING POWER 3,635,518
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,635,518
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.13%
12		TYPE OF REPORTING PERSON INDIVIDUAL

CUSIP No. 502003106                                             13G                                             Page 6 of 10 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey R Beckett As Custodian for Mackenzie Runnoe Beckett UTMA Mi
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 105,000
	6	SHARED VOTING POWER 3,635,518
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,635,518
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.13%
12		TYPE OF REPORTING PERSON INDIVIDUAL

CUSIP No. 502003106                                             13G                                             Page 7 of 10 Pages

Item 1.

(a)

Name of Issuer

LL & E ROYALTY TRUST

(b)

Address of Issuer’s Principal Executive Offices

The Bank of New York Mellon Trust Company N.A., Trustee

919 Congress Avenue

Austin, Texas 78701

Item 2.

(a)

Name of Person Filing

JEFF BECKETT

(b)

Address of Principal Business Office or, if none, Residence

3800 North Woodward Ave  Suite 300

Birmingham, Michigan 48009

(c)

Citizenship

US CITIZEN

(d)

Title of Class of Securities

UNITS OF BENEFICIAL OWNERSHIP

(e)

CUSIP Number

502003106

Item 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	A non-U.S. institution, in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	Group, in accordance with §240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: ___________________________.

CUSIP No. 502003106                                             13G                                             Page 8 of 10 Pages

Item 4.

Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned:

3,635,518

(b)

Percent of class:

19.13%

(c)

Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote

3,635,518

(ii)

Shared power to vote or to direct the vote

(iii)

Sole power to dispose or to direct the disposition of

(iv)

Shared power to dispose or to direct the disposition of

Instruction.  For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.

Ownership of Five Percent or Less of a Class.

NOT APPLICABLE

Instruction: Dissolution of a group requires a response to this item.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

NOT APPLICABLE

Item 8.

Identification and Classification of Members of the Group.

NOT APPLICABLE

Item 9.

Notice of Dissolution of Group.

NOT APPLICABLE

CUSIP No. 502003106                                             13G                                             Page 9 of 10 Pages

Item 10.

Certifications.

(a)

The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 502003106                                             13G                                             Page 10 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 13, 2011

By:	/s/ Jeffrey R. Beckett
Jeffrey R. Beckett

By:	/s/ Jeffrey R. Beckett
Jeffrey Beckett beneficiary of James Beckett IRA

By:	/s/ Jeffrey R. Beckett
Hayley J Beckett & Jeffrey R Beckett JT Ten

By:	/s/ Jeffrey R. Beckett
Jeffrey R Beckett As Custodian for Jaimee Carolyn Beckett UTMA Mi

By:	/s/ Jeffrey R. Beckett
Jeffrey R Beckett As Custodian for Mackenzie Runnoe Beckett UTMA Mi